Exhibit 8

                     OPINION OF PITNEY, HARDIN, KIPP & SZUCH
                      AS TO FEDERAL INCOME TAX CONSEQUENCES


                                                                  July 15, 1998


Valley National Bancorp
1455 Valley Road
Wayne, NJ  07474-0558

Wayne Bancorp, Inc.
1195 Hamburg Turnpike
Wayne, NJ  07474

Dear Ladies and Gentlemen:

                  We have acted as counsel for Valley National Bancorp ("Valley"), a New Jersey corporation and registered bank holding company, in connection with the planned merger (the "Merger") of Wayne Bancorp, Inc. ("Wayne"), a Delaware corporation and registered unitary savings and loan holding company, with and into Valley, pursuant to that certain Agreement and Plan of Merger (the "Agreement"), dated as of May 29, 1998, by and among Valley, Valley National Bank, a national banking association ("VNB"), Wayne, and Wayne Savings Bank, F.S.B., a federally-chartered savings bank and wholly-owned subsidiary of Wayne (the "Bank").

                  Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Merger.

                  We have assumed with your consent that:

                  (a) the Merger will be effected in accordance with the Agreement, and

                  (b)  the   representations   contained   in  the   letters  of
representation from Valley and Wayne to us dated July 14, 1998 will be true at the Effective Time.

                  On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that:

                  (i) no gain or loss will be recognized for federal income tax purposes by Valley or Wayne in connection with the Merger;

                  (ii) no gain or loss will be recognized for federal income tax purposes by Wayne stockholders upon the exchange in the Merger of shares of Wayne Common Stock solely for Valley Common Stock (except with respect to cash received in lieu of a fractional share interest in Valley Common Stock);

                  (iii) the basis of Valley Common Stock received in the Merger by Wayne stockholders (including the basis of any fractional share interest in stock) will be the same as the basis of the shares of Wayne Common Stock surrendered in exchange therefor;

                  (iv) the holding period of Valley Common Stock received in the Merger by Wayne stockholders (including the holding period of any fractional share interest in stock) will include the holding period during which the shares of Wayne Common Stock surrendered in exchange therefor were held by the Wayne stockholder, provided such shares of Wayne Common Stock were held as capital assets; and

                  (v) cash received by a holder of Wayne Common Stock in lieu of a fractional share interest in Valley Common Stock will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Wayne Common Stock allocable to the fractional share interest.

         The tax consequences described above may not be applicable to Wayne stockholders that acquired the stock of Wayne pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold Wayne Common Stock as part of a "straddle" or "conversion transaction," or that are insurance companies, securities dealers, financial institutions or foreign persons.

                  We hereby consent to the reference to us under the heading "THE PROPOSED MERGER -- Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                    Very truly yours,



                                                    PITNEY, HARDIN, KIPP & SZUCH